Exhibit 99.1

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2017 FIRST QUARTER

RESULTS

Company Achieves Quarterly Records for Revenue and ClearPoint® System Procedures

IRVINE, CA, April 27, 2017 – MRI Interventions, Inc. (OTCQB: MRIC) (the “Company”) today announced financial results for the first quarter ended March 31, 2017.

2017 First Quarter and Recent Highlights

Frank Grillo, President and CEO of MRI Interventions stated: “We are very pleased to begin 2017 with another quarter of record results. In addition to 44% revenue growth over the first quarter of 2016, we achieved:

•	A record 146 procedures in the first quarter, our eighth quarter in a row of growth in procedure volume;
•	Two systems sales closed, three new systems evaluations initiated, and four accounts completed their first procedures with ClearPoint;
•	Installed base reached 49 accounts; and
•	Continued expense control and leverage of our resources, resulting in a 16% decrease in our use of cash to fund operations

“This momentum has carried into the second quarter, where we see continued strength in neurosurgery procedure growth at our existing centers, and our pipeline for new accounts remains on track. We believe we have increased our market opportunities with two exciting new relationships. These relationships are intended to leverage and expand our MRI guided surgical platform into additional unmet medical needs, which include:

•	Jointly with Mayo Clinic, designing and developing MRI-guided, minimally invasive therapies for stroke. The initial focus of the collaboration is the development and commercialization of a novel, MRI-guided product for the treatment of intra cerebral hemorrhage (“ICH”).
•	Jointly with Acoustic Medsystems, developing an innovative ablation technology and procedure for the treatment of locally advanced, non-resectable pancreatic cancer.

“We believe continued growth in our core neuro-navigation business and these two new technology development agreements hold tremendous promise for our company. We look forward to further increasing utilization and broadening our product line to include additional therapeutic treatments where the power of MRI-guided imaging can bring value to patients, surgeons and hospitals.”

Financial Results – Quarter Ended March 31, 2017

Total revenues were $2.0 million for the three months ended March 31, 2017, an increase of $613,000, or 44%, compared with $1.4 million for the same period in 2016. This increase was due primarily to an increase in the Company’s disposable product sales.

ClearPoint disposable product sales increased $559,000, or 51%, to $1.7 million for the three months ended March 31, 2017, compared with $1.1 million for the same period in 2016. This growth in disposable sales reflected a record 146 ClearPoint Neuro Navigation System procedures performed in the 2017 first quarter.

Exhibit 99.1

ClearPoint reusable product sales were $259,000 for the three months ended March 31, 2017, compared with $262,000 for the same period in 2016. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from period to period.

Gross margin on product revenues for the three months ended March 31, 2017 was 61%, compared to gross margin of 49% for the same period in 2016. The increase in gross margin was due primarily to product mix differences between the three months ended March 31, 2017 and 2016 in the equipment configuration of hardware and software in ClearPoint systems sold during those respective periods. The increase in gross margin also reflected greater production efficiencies achieved during the three months ended March 31, 2017 due to higher sales and production volumes relative to the same period in 2016.

Research and development costs were $558,000 during the three months ended March 31, 2017, compared to $657,000 during the same period in 2016, a decrease of $99,000, or 15%. The decrease was due primarily to decreases in personnel costs, professional fees and product development costs.

Selling, general and administrative expenses were $2.1 million during the three months ended March 31, 2017, compared with $2.0 million during the same period in 2016, an increase of $76,000, or 4%. The increase was primarily attributable to increases in personnel costs associated with additions to the Company’s clinical specialist group, and increased professional fees, partially offset by a decrease in stock-based compensation costs.

The Company’s operating loss for the three months ended March 31, 2017 declined $580,000, or 30%, to $1.4 million, as compared with $1.9 million for the same period in 2016.

During the three months ended March 31, 2017 and 2016, the Company recorded a loss of $93,000 and a gain of $160,000, respectively, resulting from changes in the fair value of derivative liabilities. For the three months ended March 31, 2017, such derivative liabilities related to: (a) the issuance of warrants in connection with 2012 and 2013 private placement transactions; and (b) an amendment, in June 2016, of the Company’s note payable to Brainlab AG (“Brainlab”) to add contingent conversion terms and potential down round pricing protection of warrants issued in connection with that note as discussed further below. For the three months ended March 31, 2016, derivative liabilities were limited to the issuance of warrants in connection with the 2012 and 2013 private placement transactions.

Net interest expense during the three months ended March 31, 2017 and 2016 was $213,000 and $345,000, respectively, a decrease of $132,000, or 38%. This decrease was due to the reduction of principal balances of the note payable to Brainlab, resulting from the restructuring of that note, and to holders of junior secured notes payable that were issued in 2014 (the “2014 Junior Secured Notes”), resulting from the conversion into equity of certain of those notes, both as described below.

Reflecting the effects of these non-cash items, net loss for the three months ended March 31, 2017 was $1.7 million, as compared with $2.0 million for the same period in 2016.

In April 2016, the Company entered into a securities purchase agreement with Brainlab under which a note payable to Brainlab in the principal amount of $4.3 million (the “Brainlab Note”) was restructured and, among other items, the Company: (i) entered into a patent and technology license agreement with Brainlab for software relating to the Company’s SmartFrame® device, in consideration for the cancellation of $1.0 million of the principal amount of the Brainlab Note; and (ii) issued to Brainlab, in consideration for the cancellation of approximately $1.3 million of the principal amount of the Brainlab Note, equity units, consisting of shares of the Company’s common stock and warrants to purchase shares of common stock. The restructured note matures on December 31, 2018.

Exhibit 99.1

On June 30, 2016, the Company entered into an amendment (the “Amendment”) with Brainlab, with respect to the Brainlab Note, under which the parties agreed that, in the event the Company closes a qualified public offering: (i) $500,000 of the principal balance of the note, plus all unpaid accrued interest on that amount, will automatically convert into the security offered in the qualified public offering; and (ii) the exercise price for 34,957 shares of common stock underlying warrants issued in connection with the note will be reduced as provided in the Amendment.

On August 31, 2016, the Company entered into amendments with the two holders of the 2014 Junior Secured Notes that provided, in the event the Company were to close a private equity offering, for: (a) the conversion to equity of an aggregate of $1.75 million of principal based on the private offering price; and (b) a reduction in the exercise price for shares of common stock that may be purchased upon exercise of warrants issued in connection with the issuance of such notes based the private offering’s terms for warrant exercise pricing. On September 2, 2016, the Company completed a private equity offering, resulting in the principal conversion and reduction of the warrant exercise price described above.

Reverse Stock Split

As previously announced, on July 21, 2016, the Company’s Board of Directors approved a 1-for-40 reverse stock split of its issued common stock, which was effectuated on July 26, 2016. All disclosure of common shares and per share data in the accompanying condensed consolidated financial statements have been adjusted retroactively to reflect the reverse stock split for all periods presented.

Conference Call and Webcast

Investors and analysts are invited to listen to a live broadcast review of the Company’s 2017 first quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.mriinterventions.com and selecting “Investors” / “News” / “IR Calendar.” The conference call may also be accessed at http://mriinterventions.equisolvewebcast.com/q1-2017. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until May 4, 2017 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company’s website at www.mriinterventions.com, on the “Investor Relations” page.

About MRI Interventions, Inc.

Building on the imaging power of magnetic resonance imaging (“MRI”), MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain. The ClearPoint Neuro Navigation System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. For more information, please visit www.mriinterventions.com.

Exhibit 99.1

Forward-Looking Statements

Statements herein concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to obtain additional financing; estimates regarding the sufficiency of the Company’s cash resources; future revenues from sales of the Company’s ClearPoint Neuro Navigation System products; and the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission, as well as the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which will be filed with the Securities and Exchange Commission on or before May 15, 2017.

Contact:	Harold A. Hurwitz, Chief Financial Officer
(949) 900-6833
Matt Kreps, Darrow Associates Investor Relations
(512) 696-6401; mkreps@darrowir.com

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Exhibit 99.1

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)

	For The Three Months Ended March 31,
	2017	2016
Revenues:
Product revenues	$1,922,215	$1,366,153
Other service revenues	84,857	27,981
Total revenues	2,007,072	1,394,134
Cost of product revenues	752,464	696,546
Research and development costs	557,699	657,192
Selling, general, and administrative expenses	2,050,529	1,974,249
Operating loss	(1,353,620)	(1,933,853)
Other income (expense):
Gain (loss) on change in fair value of derivative liabilities	(93,046)	160,118
Other income, net	4,127	75,142
Interest income	423	4,333
Interest expense	(213,622)	(349,558)
Net loss	$(1,655,738)	$(2,043,818)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.46)	$(0.89)
Weighted average shares outstanding:
Basic and diluted	3,622,032	2,291,147

Exhibit 99.1

MRI INTERVENTIONS, INC.
Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,969,597	$3,315,774
Accounts receivable	1,009,775	865,943
Inventory, net	1,809,020	1,768,382
Prepaid expenses and other current assets	95,625	134,996
Total current assets	4,884,017	6,085,095
Property and equipment, net	383,534	328,249
Software license inventory	906,900	976,900
Other assets	16,300	10,641
Total assets	$6,190,751	$7,400,885

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,308,056	$1,546,926
Accrued compensation	811,951	666,060
Other accrued liabilities	618,839	450,424
Derivative liabilities	224,219	131,173
Deferred product and service revenues	263,097	223,117
Total current liabilities	3,226,162	3,017,700

Accrued interest	577,125	647,500
Senior secured note payable	2,000,000	2,000,000
2014 junior secured notes payable, net of unamortized discount and deferred issuance costs of $160,688 and $180,774 at March 31, 2017 and December 31, 2016, respectively	1,814,312	1,794,226
2010 junior secured notes payable, net of unamortized discount of $2,221,936 and $2,302,472 at March 31, 2017 and December 31, 2016, respectively	778,064	697,528
Total liabilities	8,395,663	8,156,954
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value; 25,000,000 shares authorized at March 31, 2017 and December 31, 2016; none issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized at March 31, 2017 and December 31, 2016; 3,622,032 shares issued and outstanding at March 31, 2017 and December 31, 2016	36,220	36,220
Additional paid-in capital	93,283,370	93,076,475
Accumulated deficit	(95,524,502)	(93,868,764)
Total stockholders’ deficit	(2,204,912)	(756,069)
Total liabilities and stockholders’ deficit	$6,190,751	$7,400,885

Exhibit 99.1

MRI INTERVENTIONS, INC.
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For The Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(1,655,738)	$(2,043,818)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	36,121	41,022
Share-based compensation	206,896	260,149
Expenses paid through the issuance of common stock	—	192,166
(Gain) loss on change in fair value of derivative liabilities	93,046	(160,118)
Amortization of debt issuance costs and original issue discounts	100,622	151,759
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(143,832)	(279,494)
Inventory	(62,043)	217,873
Prepaid expenses and other current assets	39,371	(18,114)
Other assets	(5,659)	(58,473)
Accounts payable and accrued expenses	5,059	52,790
Deferred revenue	39,980	35,697
Net cash flows from operating activities	(1,346,177)	(1,608,561)
Cash flows from investing activities:
Purchases of property and equipment	—	(77,649)
Net cash flows from investing activities	—	(77,649)
Cash flows from financing activities:
Payment of 2015 private placement financing costs	—	(140,086)
Net cash flows from financing activities	—	(140,086)
Net change in cash and cash equivalents	(1,346,177)	(1,826,296)
Cash and cash equivalents, beginning of period	3,315,774	5,408,523
Cash and cash equivalents, end of period	$1,969,597	$3,582,227

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$146,611	$223,500